Exhibit 10.1

1847 HOLDINGS LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

January 14, 2021

Mr. Jay Amond

323 East 57th Street

Hinsdale, IL 60521

Dear Jay:

It is my privilege and pleasure to offer you the position of Chief Financial Officer with 1847 Holdings LLC (the “Company”). As the Chief Financial Officer, your responsibilities include the Company’s financial reporting requirements, as well as the financials of the Company’s portfolio companies. I am confident that your strategic vision, operational expertise and commitment to our culture and values will be a tremendous asset to the executive leadership team and the organization. The details of your offer are as follows:

●	An annual base salary of $240,000, consisting of $80,000 for each of the Company’s three portfolio companies, up to a maximum aggregate annual base salary of $300,000.00 upon the addition of a fourth portfolio company (the “Salary”). The Salary will be paid twice-monthly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets, and Salary increases, if any, will be determined based on merit, performance, additional/changing responsibilities and the Company’s financial health and performance. Due to the Company’s current corporate partnership structure, your Salary and benefits will be administered by one of the Company’s portfolio companies, which will be reimbursed through inter-company payments as determined by the Company and the portfolio companies.

●	An annual bonus target of up to 50% of your applicable base salary. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. You must be actively employed at the time of payment in order to receive this bonus

●	You will be permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company and the portfolio companies, commensurate your position with the Company. The Company will provide paid medical insurance; if you do not qualify for the Company’s medical insurance plan, or if you wish to get independent medical insurance, you will be reimbursed up to the amount the Company would have paid for you to join the Company’s medical insurance plan. You will be permitted to participate in the Company’s equity incentive plan when and if such plan is adopted by the Board of Directors of the Company at a level that is consistent with your position with the Company. The determination of the equity award shall be in the discretion of the Board of Directors of the Company.

●	Four weeks of vacation per calendar year and seven Company holidays per fiscal year.

●	We expect you to observe any contractual or legal obligations that you owe to any previous employer. Please advise us of any restrictive covenants, non-solicitation covenants, or other contractual or legal obligations you owe to your previous employer.

●	SEVERANCE: If you are terminated by the Company without cause, you will be entitled to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date.

●	RESIGNATION: You agree to provide the Company with 90 days’ notice prior to resigning from or otherwise terminating your employment with the Company.

●	CONFIDENTIALITY. You shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for your own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by you or by any other person, except as required in the course of performing your duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by you). This confidentiality provision shall survive the termination of this Agreement and the cessation of your employment.

●	NON-COMPETITION.

During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over- the-counter) or in any other capacity, in any business or entity that is in competition with the Company or any of its subsidiaries. Employee shall also devote 100% of his work time to the Company.

Subsequent to Employment. For a one year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner with any business or entity that is in competition with the Company.

Non-solicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries or related companies on the date of Employee’s termination or within three months prior to leaving his employment with the Company or any of its subsidiaries or related companies to leave their employment with the Company or any of its subsidiaries or related companies.

●	This offer is contingent upon the favorable completion of a drug and alcohol screening, background screening, and reference checks, along with proper documentation of your legal ability to work in the United States.

●	Your employment is at-will and will begin with the Company on a date mutually agreed upon.

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While every member of our team is critical to our success, your role of Chief Financial Officer is one that I look to for significant contributions. I look forward to welcoming you to the team, working with you and positioning the Company for a successful future! If you have any questions, please do not hesitate to call me at (703) 234-8834.

Regards,

1847 Holdings LLC

/s/ Ellery Roberts
Name: Ellery Roberts
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Jay Amond	January 14, 2021
Signature	Date
Name: Jay Amond

Please return a signed copy of this offer letter as formal acceptance of your ability to perform the requirements of the position. Your employment with the Company is considered “at will” and can be terminated by you at any time. The Company also reserves the same right.

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